SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Agreement”) is dated as of July 03 2019 and is made by and between Greenberg Glusker Fields Claman & Machtinger LLP (“GG”), on the one hand, and IMAGING3, Inc. a Delaware corporation (the “Company” or “IGNG” and together with GG the “Parties”), on the other hand, with reference to the following facts.

A. GG was engaged by the Company by engagement letter agreement dated August 8, 2012 to assist the Company in connection with the filing of a Chapter 11 bankruptcy case;

B. On or about September 13, 2012 the Company filed that certain Chapter 11bankruptcy case in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”) Case No. 2:12-bk-41206-NB (the “Bankruptcy Case”);

C. On March 5, 2013, the Company filed its First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013, and on April 30, 2013 the Company filed its Motion for Order Confirming Debtor’s First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 as Modified with modifications to the First Amended Plan of Reorganization (collectively and as amended and supplemented, the “Plan”). On July 9, 2013, the Bankruptcy Court entered its order confirming the Plan. The Plan became effective, and the Company emerged from Chapter 11 protection, on July 30, 2013;

SETTLEMENT AGREEMENT

D. One of the then shareholders of the Company, John M. Vuksich (“Vuksich”) appealed five orders entered by the Bankruptcy Court in Bankruptcy Case, four of which were appealed to the Ninth Circuit Court of Appeals. On December 17, 2015, the Ninth Circuit entered an order affirming the District Court’s ruling affirming the bankruptcy court on each matter, except for one issue. On December 31, 2015, Vuksich filed a petition for rehearing en banc. On February 2, 2016, the Ninth Circuit denied Vuksich’s petition for rehearing en banc. On April 28, 2016, Vuksich filed a petition for a writ of certiorari with the United States Supreme Court, requesting review of the Ninth Circuit’s ruling. On October 3, 2016 the Supreme Court entered an order denying Vuksich petition for writ of certiorari. Vuksich then filed a petition for rehearing of the order denying Vuksich’s petition for writ of certiorari on October 25, 2016. The Supreme Court denied Vuksich’s petition for rehearing on November 28, 2016;

E. On September 25, 2013, the Bankruptcy Court entered its order granting GG’s First and Final Application for Compensation and Reimbursement of Expenses for the Period September 13, 2012 Through July 31, 2013 (the “Final Fee Order”). The Final Fee Order allowed, on a final basis GG’s fees in the sum of $810,182.75 and expenses in the sum of $19,470.77, for a total of $829,653.52, incurred from the period from September 13, 2012 through July 31, 2013;

F. Pursuant to 11 U.S.C. § 1129(a)(9)(A), the Plan required payment of the Final Fee Order to GG on the effective date of the Plan. However, in an effort to assist the Company in its reorganization efforts, GG entered into a letter agreement with the Company on July 29, 2013 (“Letter Agreement”) permitting the Company to make periodic payments to GG for the Final Fee Order. The Company subsequently defaulted under the terms of the Letter Agreement; having only made nominal payments to GG to date. GG continued to render services to the Company after the effective date of the Plan, particularly in connection with the Vuksich appeals;

SETTLEMENT AGREEMENT

G. The Company and GG subsequently executed an Agreement On Treatment of Administrative Claim of Greenberg Glusker Fields Claman & Machtinger LLP (the “GG Fee Agreement”). Under the GG Fee Agreement, the Company was to pay the GG’s outstanding fees, by making annual payments to GG, as follows: $100,000.00 on or before December 31, 2017; and $150,000.00 on or before December 31, 2018. The balance of the GG fees are due in full on or before December 31, 2019. Additional Payments were to have been paid to GG from the proceeds of other financings (as defined in the GG Fee Agreement) of the Company. Interest accrued on the outstanding amount at the rate of 6% per annum. The GG Fee Agreement provided an event of default would occur if the payments required were not paid, in which event all payments would be accelerated, and that GG had the right to convert the Company’s Bankruptcy Case to a chapter 7 or seek other relief from the Bankruptcy Court for the enforcement of the GG Fee Agreement;

H. Concurrent with the execution of the GG Fee Agreement, the Company executed a Common Stock Warrant (“Warrant”) in the form agreed to among the parties, entitling GG to apply up to $150,000.00 of the fees owed to it to the purchase of shares of common stock of the Company, as set forth in the Warrant. GG subsequently elected to exercise $4,360 for the issuance of 33,539 shares of the Company’s common stock;

I. On or about February 3, 2017 the Bankruptcy Court entered a final decree closing the Bankruptcy Case (the “Final Decree Order”) but specifically providing that “Notwithstanding the foregoing the bankruptcy case may be reopened on motion as set forth in the Greenberg Glusker Fee Agreement and/or the Mentor Fee Agreement, and this court retains jurisdiction for those purposes and as otherwise provided by law or as contemplated by the prior orders and proceedings of this court. account of the Company’s failure to comply with the Plan.”

SETTLEMENT AGREEMENT

J. Other than a payment of $18,898 paid on May 1, 2018 and a payment of $25,000 paid on June 13, 2019, the Company has not paid to GG the amount due pursuant to the GG Fee Agreement and is in default thereof and as of July 1, 2019, IGNG owed GG $1,245,380 (the “GG Fee Balance”) together with interest accruing at the rate of six percent (6%) per annum, or $204.72 per day from an after July 1, 2019;

K. On Friday May 31, 2019 Grapefruit Boulevard Investments, Inc. (“GBI” or “Grapefruit”) a formerly privately held Los Angeles based cannabis company completed a reverse acquisition (the “Acquisition”) of IGNG. Under the terms of the Share Exchange Agreement by and between IGNG and Grapefruit documenting the terms of the Acquisition, IGNG will issue to Grapefruit’s existing shareholders that number of newly issued restricted IGNG common shares such that the former Grapefruit shareholders will own approximately 81% of the post- Acquisition shares and the current IGNG shareholders will retain 19% of the post-Acquisition IGNG shares. At the time of the execution of the agreement, IGNG had approximately eighty-five million (85,000,000) outstanding shares of common stock. And as a result of the closing IGNG will issue to Grapefruit’s shareholders approximately three hundred sixty-two million two hundred forty thousand (362,240,000) IGNG common shares. As a result, at the conclusion of the Acquisition, IGNG will have a total of approximately 470,418,945 common shares issued and outstanding. The shares of IGNG common stock trade on the domestic U.S. OTCQB over-the- counter stock market under the ticker symbol “IGNG”;

L. On May 31, 2019 IGNG executed a Stock Purchase Agreement (the “SPA”) with Auctus Fund LLC (“Auctus”), pursuant to which IGNG will sell $4,000,000 of convertible notes (the “Note(s)”) and issue $6,200,000 of callable warrants (the “Warrants”) to Auctus. Pursuant to the SPA, Auctus will purchase the $4,000,000 of Notes from IGNG in four tranches as follows: $600,000 which has been paid; the second tranche of $1,400,000.00 will be funded by Auctus on the day IGNG files its required registration statement on Form S-1 registering the IGNG shares underlying tranches 1 and 2 (the “Registration Statement”); the third tranche will be funded the day the SEC declares the Registration Statement effective (the “Effective Date”) and the fourth tranche will be funded 90 Days after the effective date of the Form S-1 Registration Statement. The Notes will provide sufficient liquidity over and above IGNG’s other working capital requirements to pay a small portion of the GG Fee Balance but insufficient funds to fully liquidate the GG Fee Balance;

SETTLEMENT AGREEMENT

M. The parties have agreed that the remainder of the GG Fee Balance shall be satisfied through the issuance of Shares to GG at a stipulated value of $0.164 per Share, subject to adjustments for stock splits, dividends and similar events as set forth herein;

N. IGNG and GG desire to resolve, settle, and compromise the GG Fee Balance while specifically reserving the right of GG to exercise its rights to convert seek to reopen the Company’s Bankruptcy Case and convert the case to a chapter 7 in the event that the Company does not comply with this Agreement;

NOW, THEREFORE, the Parties, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. RECITALS. The recitals set forth above are incorporated into this Agreement.

2. CASH PAYMENTS. IGNG will make a cash payment to GG in the amount of $68,000 (“Cash Payments”) each time IGNG receives one of the three scheduled tranches of funding described above from Auctus as set forth in the SPA, for an aggregate cash payment of $204,000 (the “Aggregate Cash Payments”). The final Cash Payment shall be made by the Company by no later than November 30, 2019.

SETTLEMENT AGREEMENT

3. SETTLEMENT SHARES AND CONDITIONAL SETTLEMENT SHARES. In addition to any Cash Payments due, on or before July 8, 2019, IGNG will issue by book entry or certificate: (i) thirty three thousand five hundred thirty nine (33,539) Shares of IGNG common stock representing the shares that GG elected to convert pursuant to the Warrant identified in Recital H hereof (the “Warrant Shares”); (ii) six million, three hundred, fifty-one, one hundred and twenty-six (6,351,126) Shares of IGNG common stock (the “Settlement Shares”) and; (iii) three additional book entries or certificates each representing four hundred fourteen thousand six hundred thirty four (414,634) Shares (the “Conditional Settlement Shares “and together with the Warrant Shares and the Settlement Shares, the “Restricted Securities”) all of which shall be “restricted securities” and bear appropriate legends. The Conditional Settlement Shares shall be tendered contemporaneously by GG for redemption by the Company each time a Cash Payment is made by the Company to GG.

4. 3(a)(10) ACTION - FAIRNESS DETERMINATON AND APPROVAL BY SETTLEMENT COURT. Upon the execution hereof, GG, with the full and complete cooperation of IGNG, shall, at IGNG’s expense promptly commence an action against IGNG in the Los Angeles Superior Court (the “Settlement Court”) seeking the Settlement Court’s approval of this Agreement pursuant to Section 3(a)(10) (the “3(a)(10) Action”) of the Securities Act of 1933, as amended (“Securities Act”), and seeking the prompt determination by the Settlement Court of the fairness of the terms and conditions of the Agreement and providing for the satisfaction of this Agreement by the issuance of Restricted Securities that are (i) unrestricted, freely tradable and exempted from registration under the Securities Act, (ii) issuable without any restrictive legend, and (iii) may be immediately resold by GG without any registration, restriction or limitation, including without limitation under the Securities Act or the Securities Exchange Act of 1934, as amended (other than the “leak-out” agreement set forth in Section 6 of this Agreement) (the “Unrestricted Shares”). Upon the issuance by the Settlement Court of an Order (the “Issuance Order”) authorizing the issuance of the Unrestricted Shares, GG, with the full cooperation of IGNG and its counsel shall immediately commence (a) any and all efforts to ensure that the restrictions on the Restricted Shares are removed so that the Restricted Shares may be deposited into those brokerage accounts specified by GG as restrictive legend free, freely tradeable shares, or (b) provide IGNG’s transfer agent with instructions to issue GG new Unrestricted Share certificates to replace the Restricted Shares.

5. MAKE WHOLE SETTLEMENT SHARES.

5.1 Make-Whole Settlement Shares in the event of a failure of the sale of Unrestricted Shares to Pay Off the Balance. Upon sale by GG of the Unrestricted Shares resulting in total net proceeds, after commissions, fees and cost (“Net Proceeds”) less than the GG Fee Balance, GG shall be entitled from time to time to additional Settlement Shares of the Company’s Common Stock in accordance with this Paragraph 5 until the GG Fee Balance is paid in full, as follows:

SETTLEMENT AGREEMENT

5.2 Mechanics. At any time after GG shall have sold all of the Unrestricted Securities (hereinafter the “Make-Whole Eligibility Time”), GG may from time to time, deliver a written notice to the Company (hereinafter the “Make-Whole Eligibility Notice”, and such date, (the “Make-Whole Eligibility Notice Date”) certifying that GG is entitled to receive additional Shares of the Company’s Common Stock (hereinafter the “Make-Whole Shares”) pursuant to this Paragraph 5.2. The Make-Whole Eligibility Notice shall set forth (A) the number of Make-Whole Shares to be issued to GG in accordance with Paragraph 5.3 below, (B) the Make-Whole Consideration (as defined below) and (C) the aggregate Make- Whole Consideration received by GG with respect to the GG Fee Balance, to date. On the Trading Day immediately following the receipt of the Make-Whole Eligibility Notice, the Company shall deliver a written notice (hereinafter the “Make-Whole Additional Shares Notice”) to GG setting forth the number of Make-Whole Shares to be delivered on the related Make-Whole Shares Delivery Date (as defined below) (together with reasonable calculations with respect thereto). The Company shall issue such Make-Whole Shares to GG on the third (3rd) Trading Day after the delivery of the Make-Whole Additional Shares Notice (hereinafter the “Make-Whole Shares Delivery Date”). On the Make-Whole Shares Delivery Date, the Company shall (i) (A) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of Make-Whole Shares to which GG shall be then entitled to GG’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (“DWAC”) system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver on the applicable Make-Whole Shares Delivery Date, to the address set forth in the register maintained by the Company for such purpose pursuant to this Agreement or to such address as specified by GG in writing to the Company at least two (2) Business Days prior to the applicable Make-Whole Shares Delivery Date, a certificate, registered in the name of GG or its designee, for the number of Make-Whole Shares to which GG shall be entitled. The Company shall not issue any fraction of a share of Common Stock upon any issuance of Make-Whole Shares on any Make-Whole Shares Delivery Date. If such issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

5.3 Calculation of Number of Make-Whole Shares. With respect to each Make-Whole Shares Delivery Date, the number of Make-Whole Shares issuable to GG shall equal the quotient of the GG Fee Balance then outstanding immediately prior to delivery of the Make-Whole Additional Share Notice (hereinafter the “Make-Whole Consideration”), divided by $.164 (subject to adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations and similar events).

5.4 Limitations on Issuances of Make-Whole Shares. Notwithstanding anything in this Paragraphs 5 to the contrary, if as of any given date the Net Proceeds received by GG from the sale of Unrestricted Securities exceeds the GG Fee Balance, no additional Make-Whole Shares shall be issuable hereunder.

6. LEAK OUT AGREEMENT. Beginning on the date on which GG has received the Settlement Shares and ending 52 weeks thereafter, and with respect to any Make Whole Shares beginning on the date on which GG has received the Make Whole Shares and ending 52 weeks thereafter, GG shall limit its sales of the Settlement Shares, or any Make Whole Shares, as applicable, such that it will not sell more than the greater of 15% of the previous week’s IGNG trading volume or one hundred fifty thousand (150,000) Settlement Shares or Make Whole Shares (subject to adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations and similar events) in any given week. GG shall provide trading records upon request from IGNG.

SETTLEMENT AGREEMENT

7. CONTINGENCY. If, for whatever reason, the Parties are unable within ninety days of the date of filing of the 3(a)(10) action with the Settlement Court to obtain an Issuance Order from the Settlement Court, the Company shall be obligated to provide GG with an alternative method for providing for the removal of restrictions on the Restricted Share Certificates (the “Alternative Method”) either, at GG’s election, by (a) filing, within 30 days thereafter, a registration statement with the SEC to register all Restricted Securities held by GG, or (b) promptly providing and/or facilitating an exemption for the resale of such securities under Rule 144, 17 CFR § 230.144.

8. PAYMENT IN FULL; SETTLEMENT FAIR AND REASONABLE. IGNG and GG agree that delivery of the Cash Payments, the Warrant Shares, the Settlement Shares, the Make Whole Shares (if any) and the performance by IGNG of all of its obligations herein with respect to the Issuance Order and Alternative Method shall satisfy IGNG’s obligations in full regarding the GG Fee Balance. IGNG, the issuer of the securities, and GG, the proposed parties to whom the securities are to be issued, agree that the value of the Cash Payments, the Warrant Shares, the Settlement Shares and the Make Whole Shares, utilized to satisfy the GG Fee Balance is fair and reasonable.

SETTLEMENT AGREEMENT

9. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF IGNG. IGNG represents, warrants and covenants as follows: (a) it has sufficient authorized common shares to issue to GG to comply with the terms of this Agreement; (b) the shares of common stock to be issued pursuant to this Agreement and the Issuance Order are duly authorized, and will be validly and legally issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights; (c) if at any time it appears reasonably possible that there may be insufficient authorized shares to fully comply with the Agreement, IGNG will take all action required to increase its authorized shares so as to ensure its ability to timely comply with the Agreement; (d) IGNG has all necessary power and authority to execute, deliver and perform all of its obligations under this Agreement and the Issuance Order, the execution, delivery and performance of which have been duly authorized by all requisite action on the part of IGNG, including without limitation approval by its board of directors; (e) this Agreement has been duly executed and delivered by IGNG, and is fully enforceable against IGNG in accordance with its terms, (f) this Agreement will not (i) conflict with, violate, or cause a breach or default under any agreement to which IGNG is a party, or (ii) require any waiver, consent, or other action of IGNG or any other person; (g) neither GG, nor any of its affiliates, (i) is or was a licensed broker-dealer or an affiliate thereof, (ii) is or was an officer, director, 10% or greater shareholder, control person, or affiliate of IGNG within the last 90 days, (iii) will become a control person or affiliate of IGN3 while in possession of the Settlement Shares and/or the Make Whole Shares, or (iv) has or will, directly or indirectly, receive or provide any refund, kickback or other consideration in exchange for selling or satisfying the GG Fee Balance, other than pursuant to this Agreement; (h) IGNG understands that the issuance of shares as required by the Agreement may have a dilutive effect, which may be substantial; (i) neither IGNG nor any of IGNG’s affiliates or agents has or will provide GG with any material non-public information regarding IGIG or its securities; (j) GG has no obligation of confidentiality, and may sell any Settlement Shares of Make Whole Shares into the public markets at any time (subject to the restrictions on the Restricted Shares); (k) with respect to this Agreement and the transactions contemplated hereby (i) GG is acting solely in an arm’s length capacity, (ii) GG does not make or have not made any representations, warranties or covenants other than those specifically set forth herein, (iii) IGNG’s obligations under the Agreement are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of any claim IGNG may have against GG, (iv) any statement made by GG or any of GG’s representatives, agents or attorneys is not advice or a recommendation to IGNG, and (v) GG and its affiliates, attorneys, advisors and representatives have not acted and are not acting as legal, financial, accounting, tax, investment or other advisors, agents or fiduciaries of IGNG, or in any similar capacity, and have not provided any legal financial, accounting, tax, investment or other advice of any kind to IGNG; and (L) the Recitals in this Agreement are true and correct.

10. BLOCKER. In the event that the delivery to GG of any of the Settlement Shares and/or Make Whole Shares would cause GG to beneficially own more that 9.99% of the number of common shares outstanding immediately after giving effect of issuance of such Settlement Shares and/or Make Whole Shares, the issuance of such shares to GG shall be held in abeyance, until such time as the issuance of such shares may occur without violating the restrictions of this paragraph.

11. NECESSARY ACTION. At all times after the execution of this Agreement and entry of the Issuance Order by the Settlement Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to complete or perfect the transaction contemplated hereby, including but not limited to the Company providing a legal opinion at its expense to satisfy the transfer agent that Section 3(a)(10) or Rule 144 has been complied with.

SETTLEMENT AGREEMENT

12. PUBLIC STATEMENTS. IGNG agrees not to make any public statements regarding this Settlement and/or GG without the prior written consent and approval of GG.

13. CONFIDENTIALITY AND NON-DISPARAGEMENT AGREEMENT. At all times prior to execution of this Agreement, the parties hereto agree to not disclose any of the terms of said Agreement to any other person or entity other than the parties’ respective legal counsels and/or financial advisors, except as required by law. Neither IGNG nor GG shall make any public statements disparaging the other party.

14. DEFAULT. If: (i) the Share Exchange Agreement with GBI referenced in Recital K does not close and become fully effective on or before July 12, 2019; (ii) any of the Cash Payments are not paid promptly to GG upon receipt by the Company of the investment tranche to which such Cash Payment is applicable (as identified in Section 2 hereof); (iii) the Aggregate Cash Payments (as identified in Section 2 hereof) are not fully paid to GG on or before November 30, 2019; (iii) the Company defaults in the timely performance of any of material obligation hereunder; or (iv) the representations and warranties of the Company are untrue in any material respect, then the Company shall be in default hereunder, and (x) in addition to any of the rights and remedies that GG has under this Agreement, GG shall have all of its rights and remedies under the Letter Agreement, the GG Fee Agreement and the Final Decree Order, or otherwise such rights and remedies allowed by law; (y) at GG’s option, the entire GG Fee Balance then outstanding shall become immediately due and payable in cash without offset or setoff; and (z) interest shall continue to accrue effective as of the date of execution of this Agreement.

SETTLEMENT AGREEMENT

15. RELEASES. Upon receipt by GG of the Cash Payments and the Settlement Shares and Make Whole Shares (if any) and the performance by IGNG of all of its obligations herein with respect to the Issuance Order and Alternative Method (“Release Affective Date”), in consideration of the terms and conditions of this Agreement, and except for the obligations and representations arising or made hereunder or a breach hereof, the parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns, of and from any and all claims, damages, causes of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Judgment. Nothing herein shall be deemed to negate or affect GG’s rights and title to any securities heretofore issued to it by IGNG.

16. WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542. The parties to this Agreement, and each of them, acknowledge that the consideration exchanged for this Agreement is intended and does release and discharge any claim and/or cause of action by them with regard to any unknown or future damage, loss or injury, and they do as of the Release Effective Date waive any rights under Civil Code Section 1542 (or similar law of any other state or jurisdiction), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT AGREEMENT WITH THE DEBTOR.

SETTLEMENT AGREEMENT

The parties to this Agreement acknowledge, warrant and represent that they are familiar with section 1542 of the California Civil Code (“Section 1542”) and that the effect and import of that provision has been fully explained to them by their respective attorneys. There is a risk that subsequent to the execution of this Agreement, one or more of the parties to this Agreement will incur or suffer loss, damages or injuries related to the subject matter of this Agreement, but which are unknown and unanticipated at the time this Agreement is signed. The parties to this Agreement, and each of them, hereby assume the above mentioned risks and understand that this Agreement shall apply to all unknown or unanticipated claims, losses, damages or injuries relating to the subject matter of this Agreement, as well as those known and anticipated, and upon advice of legal counsel, the parties to this Agreement, and each of them, do hereby waive any and all rights under the aforesaid Section 1542.

The parties to this Agreement, and each of them, acknowledge that they fully understand that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Agreement, but that it is their intention hereby to fully, finally and forever release all claims, obligations and matters released herein, known or unknown, suspected or unsuspected, which do exist, may exist in the future or heretofore have existed between the parties to this Agreement, and that in furtherance of such intention, the releases given herein shall be remain in effect as full and complete releases of the matters released herein, notwithstanding the discovery or existence of any such additional or different facts.

17. INFORMATION. IGNG and GG each represent that prior to the execution of this Agreement, they have had the opportunity to seek the advice of counsel, that they fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made by or to them except as expressly stated in this Agreement.

SETTLEMENT AGREEMENT

18. OWNERSHIP AND AUTHORITY. IGNG and GG represent and warrant that they have not sold, assigned transferred, conveyed or otherwise disposed of any or all of any claim, demand, right or cause of action, relating to any matter which is covered by this Agreement, and each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is a binding obligation of each, enforceable in accordance with its terms.

19. BINDING NATURE AND NO THIRD PARTIES. This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs. No third party other than the parties to this Agreement shall be entitled to any rights or remedies under this Agreement.

20. AUTHORITY TO BIND. Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transaction provided in this Agreement have been duly authorized by all necessary action of the respective party and that the person executing this Agreement on its behalf has the full capacity to bind that entity.

21. SIGNATURES. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. Electronically scanned signatures shall be deemed valid and binding for all purposes.

SETTLEMENT AGREEMENT

22. CHOICE OF LAW. Notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of California, applicable to agreements made and to be fully performed in that state and without regard to principles of conflicts of law thereof.

23. FORUM SELECTION. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought in a state or federal court sitting in Los Angeles

24. LEGAL FEES. Each party shall pay the fees and expenses of its advisers, counsel, the accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, except that: (i) the Company will be responsible for the payment all expenses incurred in connection with the Settlement Action and obtaining the Issuance Order, and shall directly pay the legal fees of Alan Atlas, Attorney at Law, counsel for GG, in the Settlement Action (but shall not be responsible for the legal fees of any other counsel for GG); and (ii) in the event that GG employs counsel (including in house counsel) to remedy, prevent, or obtain relief from a breach or default of this Agreement, the Company will reimburse GG for all of its attorney’s fees, whether or not suit is filed, including all appeals and petitions therefrom.

25. ENTIRE AGREEMENT. This Agreement is the final agreement between IGNG and GG with respect to the terms and conditions set forth herein, and, the terms of this Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. No provision of this Agreement may be amended other than by an instrument in writing signed by IGNG and GG, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. In the event of any inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

SETTLEMENT AGREEMENT

26. NO WAIVER. The failure by GG to enforce any of its rights under this Agreement shall not be deemed to be a waiver of any of its other rights and remedies under this Agreement.

27. NOTICES. Any notices required or permitted under this Agreement shall be delivered by email, and shall be confirmed by overnight mail, to the addresses set for the below, and shall be effective upon delivery of the email:

If to the Company, then as follows:

Imaging3, Inc., 10866 Wilshire Blvd, Suite 225, L.A. CA 90024

With a Copy to Nick@CosciaSEC.com;

If to GG, then as follows:

Greenberg Glusker Fields Claman & Machtinger LLP

Attention: Brian L. Davidoff

1900 Ave. of the Stars, 21st Floor

Los Angeles, CA. 90067

Email: bdavidoff@greenbergglusker.com

            nlevine@greenbergglusker.com

SETTLEMENT AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date of the last signature herein.

IMAGING3, INC

By:	/s/ Bradley J. Yourist
Name:	Bradley J. Yourist, CEO, Director

Title:

SETTLEMENT AGREEMENT

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP

By:	/s/ Brian L. Davidoff
Name:	Brian L. Davidoff
Title: